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                             ELAN CORPORATION, PLC
                         LINCOLN HOUSE, LINCOLN PLACE
                               DUBLIN 2 IRELAND

                       ELAN INTERNATIONAL SERVICES, LTD.
                              102 ST. JAMES COURT
                             FLATTS SMITHS, FL 04
                                    BERMUDA



                                 June 30, 1997




Cytogen Corporation
600 College Road East
CN 5308
Princeton, New Jersey 08540-5308
Attention: Chief Executive Officer

and

Targon Corporation
307 College Road East
Princeton, New Jersey 08540
Attention: Chief Executive Officer

Gentlemen:

            This letter agreement sets forth the terms and conditions upon which (a) Elan International Services, Ltd., a Bermuda corporation ("EIS"), will lend US$10 million to Cytogen Corporation, a Delaware corporation ("Cytogen"), pursuant to a Promissory Note (the "Note") and Note Purchase Agreement (the "Note Purchase Agreement") to be entered into by EIS and Cytogen, and (b) Elan Corporation, plc, a public limited company existing under the laws of Ireland ("Elan"), will license certain intellectual property to Targon Corporation, a Delaware corporation and subsidiary of

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Cytogen ("Targon"), each as provided herein. The parties intend that this letter agreement constitute a definitive agreement between them relating to the subject matter hereof; nonetheless, it is their intention to execute and deliver certain definitive and/or supplemental documents, as provided below, in respect of the transactions contemplated herein (the "Definitive Documents"); if executed and delivered, the Definitive Documents shall, to the extent applicable, supersede this letter agreement.

            The parties agree as follows:

            1. Loans. On the Closing Date (as defined below), EIS shall lend to Cytogen US$10 million pursuant to the Note and Note Purchase Agreement, which shall be on customary terms and contain customary conditions for similar transactions and otherwise be reasonably satisfactory to each of EIS and Cytogen. The Note shall have a term of three years (at which time the entire principal amount thereof shall be due and payable), and shall provide that interest thereunder shall be payable in cash on a quarterly basis, in arrears, at a floating rate of interest, adjusted semi-annually, equal to the six-month Libor Rate (as set forth on the Reuters Service LIBO page), plus 1% per year. The indebtedness evidenced by the Note shall constitute senior indebtedness of Cytogen.

            2. Licenses. (a) On the Closing Date, Elan shall license to Targon, on an exclusive, worldwide basis, Elan's morphine product (as described in Exhibit A). Such license shall be pursuant to a license agreement (the "License Agreement") which shall contain provisions to the effect of the provisions set forth on Exhibit A (including without limitation, payment to Elan of up-front and milestone fees as set forth therein, including an up-front fee of US$7.5 million) and contain commercially reasonable and customary terms and otherwise be reasonably satisfactory to each of Elan and Targon.

            (b) The parties intend that Elan shall hereafter additionally license to Targon, on an exclusive worldwide basis, Elan's medipad hydromorphone product (as described in Exhibit A). Such license shall be pursuant to a license agreement (the "Medipad License Agreement"; together with the License Agreement, the "License Agreements"), substantially in the form of the License Agreement, and containing appropriate conforming changes to the effect that such medipad hydromorphone product, rather than Elan's morphine product, shall be licensed to Targon, and other appropriate economic and other changes, including to give effect to the fact that such medipad hydromorphone product incorporates a medical device. In connection therewith, Elan (and its affiliates, including EIS), Cytogen and Targon shall enter into



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appropriate and customary transaction agreements. In the event that the
Medipad License Agreement and related documents, are not executed and delivered by the appropriate parties thereto on or prior to December 31, 1997, the provisions of this Section 2(b) shall be of no further force and effect; prior to such time, Elan shall not license or transfer any of its intellectual property rights in its medipad hydromorphone product other than (x) to one or more of its affiliates or (y) in any manner that would not materially limit the rights potentially to be licensed to Targon under this Section 2(b), without the consent of Targon.

            3. Certain Conditions. (a) The following shall be conditions to Elan's and EIS's obligation to execute and deliver the Definitive Documents and consummate the transactions contemplated hereby, including the funding of all or any portion of the indebtedness evidenced by the Note and the entering into of the License Agreement (such transactions, the "Closing"; the date thereof, the "Closing Date"): (1) the Note, Note Purchase Agreement, License Agreement and other reasonable and customary documents and instruments (which are in customary form otherwise reasonably satisfactory to Elan and EIS) (collectively, the "Definitive Documents") shall have been executed and delivered by each of Cytogen and Targon, as applicable, and such documents shall be in full force and effect and there shall be no breach or default by Cytogen or Targon thereunder, (2) Cytogen's legal counsel (who may be internal counsel) shall have provided an opinion to Elan and EIS, in customary form and containing customary exceptions, to the effect of the items referred to in clauses (i), (ii) and (iv) of Section 4(a) below (as to Cytogen only), (3) there shall not have occurred from the date hereof through and including the Closing Date any material adverse change in either of Cytogen's or Targon's business or condition (financial or otherwise), (4) neither Cytogen nor Targon shall have breached or defaulted in any of its material obligations hereunder and its representations herein shall be true and correct in all material respects, as if made on each such date, (5) no consent, approval or filing (with any governmental authority or otherwise) shall be required, and all such third-party consents shall have been obtained and applicable waiting periods shall have elapsed and (6) the Closing shall have occurred on or prior to July 17, 1997.

            (b) The following shall be conditions to Cytogen's and Targon's obligation to execute and deliver the Definitive Documents (which are otherwise reasonably satisfactory to each) and consummate the transactions contemplated hereby, including the payment of any amounts under the License
Agreement: (1) the Definitive Documents shall have been executed and delivered by Elan and EIS, as applicable, and such documents shall be in full force and effect and there shall be no breach or default


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by such parties thereunder, (2) Elan and EIS shall not have breached or defaulted in any of their material obligations hereunder and their representations herein shall be true and correct in all material respects, as if made on each such date, and (3) no consent, approval or filing (with any governmental authority or otherwise) shall be required, and all such third-party consents shall have been obtained and applicable waiting periods shall have elapsed and (4) the Closing shall have occurred on or prior to July 17, 1997.

            (c) In the event that the Closing shall not have occurred on or prior to July 17, 1997 (other than as a result of a party's material breach or default hereunder, in which case, the other party, but not such breaching party, shall have the right not to consummate such transactions; it being understood that for purposes of this Section 3(c), Cytogen and Targon shall be considered one party and Elan and EIS shall be considered the other party), the transactions contemplated hereby shall be canceled and of no further force and effect; provided, that each party shall remain liable to the other for or in respect of any breach or default which shall have occurred prior to such date.

            (d) The conditions set forth in Sections 3(a) above (other than clause (6) thereof) and 3(b) above (other than clause (4) thereof) shall constitute conditions to the closing of the Medipad License Agreement and related transactions.

            4. Representations and Certain Covenants. (a) Each of Cytogen and Targon represents to Elan and EIS the following: (i) each of Cytogen and Targon is duly and validly existing in good standing in the jurisdiction of its incorporation and each other jurisdiction in which the conduct of its business requires such qualification, and each is in compliance in all material respects with all applicable laws, rules, regulations or orders relating to its business and assets; (ii) each of such entities has full corporate authority to execute and deliver this letter agreement and the Definitive Documents and to consummate the transactions contemplated hereby and thereby; this letter agreement has been duly executed and delivered and constitutes the legal and valid obligations of each of such entities and is enforceable against each in accordance with its terms; and the execution, delivery and performance of this letter agreement and the Definitive Documents and the transactions contemplated hereby and thereby will not violate or result in a default under or creation of a lien or encumbrance under Cytogen's or Targon's certificate of incorporation, by-laws or other organic documents, any material agreement or instrument binding upon or affecting them or their respective properties or assets or any applicable laws, rules, regulations or orders affecting them or their properties or assets; (iii) the financial statements of Cytogen (the



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"Financial Statements"), as set forth in its most recent annual and quarterly filings on Forms 10-K and 10-Q, as filed with the Securities and Exchange Commission (the "SEC") have been prepared in accordance with United States generally accepted accounting principles, consistently applied and fairly present the financial condition of the Company; (iv) neither Cytogen nor Targon is in default in any material respect of its charter or by-laws, any applicable laws or regulations or any contract or agreement binding upon or affecting it or its properties or assets and the execution, delivery and performance of this letter agreement and the transactions contemplated hereby will not result in any such violation; and (v) Cytogen and Targon each owns all of its properties and assets, subject to no liens or encumbrances, other than as reflected in the Financial Statements.

            (b) Each of Elan and EIS represents to Cytogen and Targon the following: (i) each of Elan and EIS is duly and validly existing and in good standing (if applicable) in the jurisdiction of its incorporation and each other jurisdiction in which the conduct of its business requires such qualification, and each of such entities is in compliance with all applicable laws, rules, regulations or orders relating to its business and assets; (ii) each of such entities has full corporate authority to execute and deliver this letter agreement (as applicable) and the Definitive Documents and to consummate the transactions contemplated hereby and thereby; this letter agreement has been duly executed and delivered by Elan and EIS and constitutes the legal and valid obligations of such entities and is enforceable against them in accordance with its terms and the execution, delivery and performance of this letter agreement and the Definitive Documents and the transactions contemplated hereby and thereby will not violate or result in a default under or creation of lien or encumbrance under either of such entity's memorandum and articles of association or other organic documents, any material agreement or instrument binding upon or affecting them or their properties or assets or any applicable laws, rules, regulations or orders affecting them or their properties or assets, (iii) none of such entities is in default of its memorandum and articles of association or similar organic documents, any applicable material laws or regulations or any contract or agreement binding upon or affecting it or its properties or assets and the execution, delivery and performance of this letter agreement and the transactions contemplated hereby will not result in any such violation; and (iv) Elan owns or has the right to use and license all of the Intellectual Property to be licensed under the License Agreements and has the right to use such property without restriction from third parties and, to Elan's knowledge, there are no pending or threatened challenges or litigations or re-examinations of, or relating to, such Intellectual Property.


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            (c) Neither Cytogen nor Targon shall, prior to the earlier of (x)
the Closing Date and (y) the abandonment or termination of the transactions contemplated hereby, as provided in Section 3(c) above, without the prior written consent of EIS, (i) dispose of any material asset or business (including any intellectual property rights), other than in the ordinary course of business, (ii) in the case of Targon only, create, agree to or permit to exist any indebtedness or lien or encumbrance against Targon's property or assets other than as consented to by Elan, (iii) make, pay or declare any dividend or distribution to any equity holder (in such capacity) or redeem any of its capital stock, (iv) in the case of Targon only, consummate any material financing transaction, or (v) vary its business plan or practices, in any material respect, from past practices of Cytogen or Targon, as the case may be.

            5. Confidentiality and Non-disclosure. From and after the date of this letter agreement and until the earlier of (x) the Closing Date and (y) the abandonment or termination of the transactions contemplated hereby, as provided in Section 3(c) above, (I) none of the parties hereto shall disclose to any person or entity (other than their respective directors, officers and agents who need to know such information in connection with the transactions contemplated hereby (each of whom to whom such disclosure is made shall be informed of this provision and in respect of whose breaches Cytogen or Targon, as applicable, shall be liable)) this letter agreement or the substance of the transactions contemplated hereby or the involvement of the other parties in the subject matter of the transactions contemplated hereby, without, in the case of proposed disclosure by Cytogen or Targon, the prior written consent of Elan or, in the case of proposed disclosure by EIS or Elan, the prior written consent of Cytogen; provided, that the foregoing covenant shall not be applicable to the extent required by applicable law or judicial or administrative process; and (II) neither Cytogen nor Targon shall conduct or continue any discussions with any person or entity relating to (x) in the case of Targon, an investment in or loan to Targon of the magnitude and scope contemplated by this letter agreement, and (y) in the case of Targon, the acquisition of any pharmaceutical or biotechnology compound, product or technology, know-how or intellectual property, except, in each case, as consented to in writing by EIS. Each party acknowledges that the others may issue a press release in respect of the transactions contemplated hereby, which shall be provided to the non-issuing parties a reasonable period of time in advance for their reasonable review.

            6. Miscellaneous. This letter agreement (a) shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to principles of conflicts of laws, and, in connection therewith, each party


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consents to the exclusive jurisdiction of any federal or state court sitting in the County, City and State of New York over any dispute arising from this letter agreement; (b) shall not be assigned or delegated by either party without the consent of the other party (except that Elan and EIS shall have the right to assign or delegate such rights and/or obligations to their respective affiliates); and subject to the foregoing, shall be binding upon the parties' respective successors and assigns; (c) may be executed in counterparts and delivered by facsimile transmission; and (d) together with the Definitive Documents, constitutes the entire agreement among the parties and supersedes all prior agreements or understandings among the parties. Each party consents to the entry of an injunction or other appropriate equitable relief (in addition to other remedies at law), without the requirement to post a bond or other security, in the event of any breach or threatened breach of the terms of this letter agreement. Notices hereunder shall be given to the parties in writing to their respective addresses set forth above and shall be deemed given when received.


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            Please indicate your approval to the foregoing by signing a copy of this letter agreement where indicated below.

                                          Very truly yours,

                                          Elan Corporation, plc



                                          By:__________________________
                                                Name:
                                                Title:

                                          Elan International Services, Ltd.



                                          By:__________________________
                                                Name:
                                                Title:

Agreed to:

Cytogen Corporation



By:____________________________
      Name:
      Title:

Targon Corporation



By:_____________________________
      Name:
      Title:



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